UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant To Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
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☐	Preliminary proxy statement
☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive proxy statement
☐	Definitive additional materials
☒	Soliciting material pursuant to § 240.14a-12
OptiNose, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

On March 21, 2025, OptiNose, Inc. made the following communications in connection with its pending transaction with Paratek Pharmaceuticals, Inc.

Frequently Asked Questions
Merger of Optinose and Paratek 2025
Transaction and Rationale

What was announced?
•On Wednesday evening, March 19th, Paratek Pharmaceuticals and Optinose announced that Paratek and Optinose have entered into a merger agreement under which Paratek will acquire Optinose subject to the transaction being approved by Optinose shareholders and other customary conditions that must be met before closing.
•The transaction, expected to close in mid-2025, provides an opportunity to broaden awareness of XHANCE® to more HCPs and patients. Paratek does not have an ENT or allergy presence but does have a growing commercial and medical promotional presence in primary care. Today, their primary care sales force promotes only one product: NUZYRA®, a next-generation tetracycline antibiotic aimed at a range of infections, especially those caused by antibiotic resistant organisms. Paratek is excited about the potential to promote XHANCE® to primary care providers who treat up to an estimated 2/3 of patients with chronic sinusitis.
•As you know, with so many patients treated in primary care and outside of our specialty focus, we have been working to identify partners able to extend our efforts and help XHANCE reach a broad range of primary care doctors and the patients they treat. We are enthusiastic about the potential opportunity this planned acquisition represents to maximize the XHANCE growth opportunity and to help more patients improve their quality of life.

Who is Paratek?
•Paratek Pharmaceuticals, Inc. was founded in 1996 and is currently a privately held company.
•Paratek was originally founded in Boston and maintains a small office there; they have a presence in the Philadelphia area (King of Prussia, PA) as well as a national and growing primary care promotional infrastructure, but no presence in ENT or allergy. Paratek has approximately 322 employees across Commercial, Clinical Development, Clinical Operations, Regulatory Affairs, Quality, Medical Affairs, Manufacturing & Technical Operations as well as G&A functions.
•Like Optinose, Paratek is a company with a strong mission aligned to serving patients and with strong values as the foundation of their culture.

What are the terms of the agreement?
•The transaction has a total potential value of approximately $330 million with equity consideration of up to $14 per share. Under the terms of the agreement, Paratek will acquire all of Optinose’s outstanding shares for $9 per share in cash, a significant premium over current trading price, plus up to $5 per share in Contingent Value Rights payable in the event that certain XHANCE net sales milestones are achieved.

•Contingent Value Rights (CVRs) are financial instruments that grant shareholders of a target company the right to receive additional cash payment consideration if specific future milestones are achieved. CVRs are a common construction in M&A transactions, and future sales milestones align our interests in aiming for future success with XHANCE.
•Pursuant to the CVRs, Paratek would pay $1 per share if XHANCE achieves $150M in net sales in any calendar year prior to December 31, 2028, and $4 per share if XHANCE achieves $225M in net sales in any calendar year prior to December 31, 2029.

I’m an Optinose Shareholder. What happens with my equity?
•If you are a shareholder, you will receive the same consideration for each share of your Optinose stock as other shareholders.
•If you have stock options, all stock options (vested and unvested) will be treated as follows:
◦If the exercise price per share of a stock option is equal to or greater than $14.00 (which is the sum of the $9.00 initial cash consideration and the maximum CVR payment amount of $5.00), the stock option will be cancelled and you will not receive any cash payment or CVR.
◦If the exercise price per share of a stock option is equal to or greater than $9.00 (which is the initial cash consideration), but less than $14.00 (which is the sum of the $9.00 initial cash consideration and the maximum CVR payment amount of $5.00), the stock option will be cancelled and converted into the right to receive one CVR for each share of Company common stock underlying the option, and the amount payable pursuant to the CVR Agreement, if any, will be reduced by the amount that the exercise price per share exceeds $9.00.
◦If the exercise price per share of a stock option is less than $9.00 (which is the initial cash consideration), the stock option will be cancelled and converted into the right to receive (i) a cash payment equal to (A) the difference between $9.00 and the exercise price per share of the option, multiplied by (B) the total number of shares of Company common stock underlying the option, and (ii) one CVR for each share of Company common stock underlying the option.
•If you have restricted stock units (RSUs), each RSU will be canceled and converted into the contingent right to receive, for each share of Company common stock underlying the unvested RSU, (i) $9.00, and (ii) one CVR. These contingent payment amounts will become payable at the same time as the unvested RSU would have vested and been payable pursuant to its original terms, subject to your continued employment on such vesting date.
•Additional details will be provided as part of a “proxy statement” that is being prepared and will be provided to all shareholders.

What happens next?
•The transaction must be approved by Optinose shareholders and other customary conditions must be met before closing. Therefore, Paratek and Optinose will continue to operate as independent companies. Each of us should continue to do all of the things we currently do, continuing with laser focus on our 2025 objectives and on growing XHANCE Rx volumes as planned.
•Over the course of the coming weeks, several activities will be happening in parallel:

◦A proxy statement will be mailed to all Optinose shareholders, and shareholders will vote on approval of the merger.
◦A formal integration planning team will kick off next week. The integration planning team will include people from both Optinose and Paratek across all functional areas. The teams will work together to help plan for closing, identify any key issues, help us avoid hiccups in the important task of continuing to execute against the respective business plans in both organizations, and ensure that the transaction can be completed expeditiously.
•The Paratek team truly respects and is enthusiastic about all that the people of Optinose have accomplished with XHANCE.
•We expect Paratek leadership to engage the Optinose team periodically in the weeks before closing.
•Right now, the single most important thing for all of us at Optinose is the same as it was before the announcement - to focus on successful achievement of our 2025 objectives. We have a great 2025 plan, we have been creating successful growth, and our aspirations are as high as ever!
•We will continue to update the team as we usually do on All Colleague calls.

Will there be headcount reductions as a result of this transaction?
•Paratek is acquiring Optinose as part of their strategy to expand and become a multi-product company.
•Paratek will lead an integration planning process with input from Optinose. This integration process will help inform any decisions related to structure, therefore it’s premature to speculate about what that might mean specifically with regard to headcount.
•If an Optinose colleague’s position is impacted at any point in the 12 months following the close of the transaction, Paratek will honor the terms of the Optinose Colleague Severance and Change in Control Severance Benefit Plan as in effect on the date that the merger agreement was signed. The policy and affiliated amendment are both posted to Xaminer.

What can I say to my family and friends about the transaction?
•The only information that has been made publicly available is contained in the joint press release issued by Optinose and Paratek on March 19, 2025 and other announcement documentation that we have filed with the SEC. As we always say in our All Colleague calls, it is part of our culture to share information with our team, but we often share information that is confidential and intended only for our colleagues. Optinose is a public company, and aligned to our Insider Trading Policy, nothing beyond what is included in that press release or in the public domain should be discussed with anyone outside the Company.

I know someone who works for Paratek. Can I talk to them?
•We remain separate companies until closing, and unless you are part of the integration planning team and responsible for sharing certain information about your function with Paratek, the same confidentiality restrictions as before apply. You are welcome to share thoughts and ideas about the transition with any member of the Optinose Management team. Similarly, to family and friends, only information contained in the press release or in the public domain is appropriate to share.

What if I am approached by the media, investors or contacts on social media?
•Optinose colleagues are generally prohibited from speaking with media. Ramy, Jonathan Neely and Terry Kohler speak on our behalf.
•Please do not engage in discussions about the transaction on social media or any other channels – do not ‘like, share, or comment’ on any posts you may see. We cannot speculate about the agreement or process beyond the information given in our press release and deal transaction filings. See the Optinose handbook for further information on our Social Media Guidelines.

Can I talk to my external vendors, customers, suppliers, consultants, business partners, etc.? What should I tell them?
•We are developing talking points to be used with vendors, customers, suppliers and external business partners as needed. Management Team members will work with their teams to determine which external partners and/or vendors should be informed and will collaborate with legal to determine what information is appropriate to share. At this time, it is appropriate to share information contained in the public press release.

What if I have questions?
•As always, we welcome your questions and will do our best to answer them as quickly as the information is known.
•We encourage you to use the Global Team Calls Questions mailbox to submit questions.
•We will build this FAQ document over time and make it available to colleagues.

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Forward-Looking Statements

This communication, and any documents to which OptiNose, Inc. (the “Company”) refers in this communication, contain not only historical information, but also forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include the words “forecast,” “expect,” “believe,” “will,” “intend,” “plan,” and words of similar substance. Such forward-looking statements include the expected completion and timing of the proposed transaction and other information relating to the proposed transaction. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or performance to differ materially from those expressed in or contemplated by the forward-looking statements, including the following: (i) the risk that the proposed transaction may not be completed in a timely manner or at all, which may adversely affect the Company’s business and the price of the Company’s common stock; (ii) risks related to the satisfaction of the conditions to closing the Merger (including the failure to obtain necessary regulatory approvals) in the anticipated timeframe or at all, including uncertainties as whether the stockholders of the Company will approve the acquisition; (iii) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; (iv) risks relating to the achievement of the milestones necessary for the payment of any contingent value rights; (v) disruption from the pending Merger making it more difficult to maintain business and operational relationships, including with customers, vendors, service providers, independent sales representatives, agents or agencies; (vi) risk related to the pending Merger diverting the Company management’s attention from the ongoing business operations of its business; (vii) negative effects of the announcement of the Merger or the consummation of the Merger on the market price of the Company’s common stock and on the Company’s operating results; (viii) significant transaction costs; (ix) unknown liabilities; (x) the risk of litigation, including shareholder litigation, and/or regulatory actions, including any conditions, limitations or restrictions placed on approvals by any applicable governmental entities, related to the Merger; and (xi) other risks described in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”).

The list of factors that may affect actual results and the accuracy of forward-looking statements is illustrative and is not intended to be exhaustive. Readers are cautioned not to place undue reliance on any of these forward-looking statements. These forward-looking statements speak only as of the date hereof. The Company undertakes no obligation to update any of these forward-looking statements as the result of new information or to reflect events or circumstances after the date of this communication or to reflect actual outcomes, expect as required by law, and expressly disclaims any obligation to revise or update any forward-looking statement to reflect future events or circumstances.

Additional Information about the Proposed Transaction and Where to Find It
In connection with the proposed transaction, the Company will be filing documents with the SEC, including preliminary and definitive proxy statements relating to the proposed transaction. The definitive proxy statement will be mailed to the Company’s stockholders in connection with the proposed transaction. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain free copies of these documents (when they are available) and other related documents filed with the SEC at the SEC’s web site at www.sec.gov, and on the Company’s website at www.optinose.com and clicking on the “Investors” link and then clicking on the “SEC Filings” link. In addition, the proxy statement and other documents may be obtained free of charge by directing a request to OptiNose, Inc., Corporate Secretary, 777 Township Line Road, Suite 300, Yardley, PA 19067, telephone: (267) 364-3500.

Participants in the Solicitation
The Company and its directors and executive officers may be deemed participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed transaction. Information regarding the Company’s directors and executive officers can be found in the Company’s definitive proxy statement filed with the SEC on April 26, 2024. Additional information regarding the interests of the Company’s directors and executive officers in the proposed transaction will be included in the proxy statement described above. These documents are available free of charge at the SEC’s web site at www.sec.gov and the Company’s website at www.optinose.com.